May 18, 1995




The Andersons and
The Andersons Management Corp.
480 West Dussel Drive
Maumee, Ohio 43537

        Re:     Merger Agreement


Ladies and Gentlemen:

                We have acted as counsel to The Andersons, an Ohio limited partnership (the "Partnership"), and The Andersons Management Corp., an Ohio corporation and the sole general partner of the Partnership (the "General Partner"), in connection with the Agreement and Plan of Merger dated as of April 28, 1995 (the "Agreement"). The Agreement provides, among other things, for the merger of the Partnership with and into the General Partner (the "Merger"). Thereafter, the General Partner would be the sole surviving entity (the "Surviving Corporation") and would change its name to The Andersons, Inc.

                You have requested our opinion as to certain United States federal income tax consequences of the Merger. In preparing our opinion, we have reviewed and relied upon the Agreement, the Form S-4 Registration Statement and accompanying Joint Proxy Statement/Prospectus, both dated May 1, 1995 (collectively, the "Registration Statement"), and such other documents as we deemed necessary. In preparing this opinion we have also assumed that (1) the Merger will be effected in accordance with the terms of the Agreement, (2) the representations provided by the General Partner are true and accurate in all material respects (which representations are attached hereto as Exhibit
A), (3) there is no binding commitment (a "Commitment") on the part of any Limited Partner (as defined in the Registration Statement) to engage in a sale, exchange, or other disposition of Common Shares to be received in the Merger (provided, however, that for purposes of this sentence, the intention or plan of a Limited Partner to sell Common Shares permitted by the Surviving Corporation to be sold in the secondary offering to be made simultaneously with the Public Offering (as defined in the Registration Statement) shall not be considered a Commitment), and (4) there will be no change in any of the facts material to this opinion between the date of this opinion and the date of the Merger. Capitalized terms used but not defined herein have the meanings specified in the Agreement.

                On the basis of the foregoing, it is our opinion that:


        1. The Merger will be treated for United States federal income tax purposes as:

                a. A transfer by the Partnership, under Sec. 351(a) of the Internal Revenue Code of 1986, as amended (the
                        "Code"), of all its assets and liabilities to the General Partner in exchange for Common Shares representing a controlling interest (within the meaning of Code Sec. 368(c)) in the Surviving Corporation;

                b. An immediate distribution by the Partnership to its Limited Partners of Common Shares in complete liquidation of their interests in the Partnership under Code Sections 731 and 736; and

                c. An exchange of the Class A and Class B Common Shares of the General Partner for Common Shares of the Surviving Corporation under Code Sections 1036 and 368(a)(1)(E).

                Accordingly, no gain or loss will be recognized by the Partnership or the General Partner (i.e., the Surviving Corporation). No gain or loss will be recognized by the Limited Partners and Shareholders (as defined in the Registration Statement) who receive only Common Shares in the Merger.

        2. Any cash received by a Limited Partner or Shareholder in lieu of the issuance of fractional Common Shares will be treated as the receipt of cash in redemption of such fractional Common Shares. Unless such redemption is essentially equivalent to a dividend (as determined under the rules of Code Sec. 302), a Limited Partner or Shareholder receiving cash in lieu of fractional Common Shares will recognize gain or loss measured by the difference between such Limited Partner's or Shareholder's basis in the fractional share surrendered and the cash received. Any cash received by a Limited Partner for his, her, or its interest in the Partnership due to such Limited Partner's proper exercise of appraisal or similar rights pursuant to Ohio law will be treated as a distribution prior to the Merger by the Partnership in liquidation of the interest of such Limited Partner in the Partnership and will result in recognition of gain by such Limited Partner to the extent the cash deemed distributed exceeds such Limited Partner's aggregate basis in his, her, or its interest in the Partnership. Any cash received by a Shareholder
(an "Appraising Shareholder") for Class A or Class B Common Shares due to such Shareholder's proper exercise of appraisal rights pursuant to Ohio law will be treated as the receipt of cash in redemption of such Class A or Class B Common Shares. Unless such redemption is essentially equivalent to a dividend (as determined under the rules of Code Sec. 302), an Appraising Shareholder will recognize gain or loss measured by the difference between such Appraising Shareholder's basis in the Class A or Class B Common Shares surrendered and the cash received.

        3. The Surviving Corporation's basis in the assets received from the Partnership in the Merger will be the same as the Partnership's basis in those assets prior to the Merger. Common Shares received by a Shareholder in exchange for Class A or Class B Common Shares of the General Partner will have an aggregate basis equal to the basis of the Class A and Class B Common Shares that are exchanged (but will not include any basis attributable to fractional Common Shares treated as sold). The aggregate basis of any Common Shares received in the Merger by a Limited Partner in exchange for limited partnership interests will equal the aggregate basis in such Limited Partner's interest in the Partnership immediately before the Merger (but will not include any basis attributable to fractional Common Shares treated as sold).

        4. The Surviving Corporation will have a holding period in the assets acquired in the Merger that includes the Partnership's holding period in those assets. A Common Share received in the Merger by a Shareholder of the General Partner in exchange for any Class A or Class B Common Shares of the General Partner will have a holding period that includes that Shareholder's holding period in such Class A or Class B Common Shares, provided such Class A or Class B Common Shares constitute capital assets in such Shareholder's hands prior to the Merger. A Common Share received in the Merger in exchange for a limited partnership interest in the Partnership will have a holding period that:

                a. Begins on the day following the Merger, to the extent that the value of such Common Share is attributable to Partnership assets transferred in the Merger that are not capital assets or assets described in Code
                        Sec. 1231;  and

                b. Includes the holding period of the Limited Partner in his or her limited partnership interest, to the extent of the balance.


                The opinions set forth above are based upon the applicable provisions of the Code; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements; existing judicial decisions; and other applicable authorities. No rulings have been sought from the IRS with respect to any of the matters discussed herein. Opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or disagreed with by a court. We express no opinion concerning any United States federal income tax consequences of the Merger except as expressly set forth above.

        We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm in the Joint Proxy Statement/Prospectus.


                                                Very truly yours,

                                                /s/Kirkland & Ellis

                                                KIRKLAND & ELLIS